Exhibit 99.1

Heritage Reports Second Quarter 2020 Results

Clearwater, FL – August 3, 2020: Heritage Insurance Holdings, Inc. (NYSE: HRTG) (“Heritage” or the “Company”), a property and casualty insurance holding company, today reported second quarter 2020 financial results.

Second Quarter 2020 Highlights

•	Net income for the quarter was $4.1 million, or $0.15 per diluted share.

•	Book value per share increased to $16.67, up 11.2% from June 30, 2019 and 6.4% (12.9% annualized growth rate) from year-end 2019.

•	Gross premiums written of $290.4 million, up 14.0% year-over-year.

•	Favorable prior year reserve development of $5.0 million, representing the eighth consecutive quarter of favorable prior year reserve development.

•

Net current accident quarter weather losses of $26.8 million, including $17.6 million of net current accident quarter catastrophe losses. In the prior year quarter, net current accident quarter weather losses were $21.5 million, including catastrophe losses of $13.4 million.

•

Repurchased 163,456 shares for $2.0 million at an average price of $12.31 per share, 26.2% below second quarter 2020 book value per share. Total capital returned to shareholders of $3.7 million, including $0.06 per share regular quarterly dividend.

•	Began writing homeowners insurance in Mississippi.

Bruce Lucas, the Company’s Chairman and CEO, said, “The growth in our organic gross premiums written has accelerated every quarter since returning to positive growth in the third quarter of 2019 and we achieved double digit organic growth in the second quarter of 2020. Our strong agent relationships and auto carrier partnerships are paying off, as demonstrated in our numbers this quarter. More importantly, given our de-risking efforts in prior years, we’re able to grow profitably, a testament to our underwriting discipline.

COVID-19 Update

We are currently monitoring the short- and long-term impacts of COVID-19. During the first half of 2020, we saw virtually no impact to our business. As a residential property insurer, we view our business as relatively insulated from a short-term economic slowdown, as property owners and renters generally view our products as a necessity.

While we acknowledge uncertainties associated with future economic conditions, we do not expect a material impact to our business going forward. We will continue to monitor economic conditions and, in the case of a prolonged economic slowdown as a result of COVID-19, will take necessary actions to mitigate any negative impacts to our business, operations or financial results.

Results of Operations

The following table summarizes our results of operations for the three and six months ended June 30, 2020 and 2019 (amounts in thousands, except percentages and per share amounts):

	Three Months Ended June 30,				Six Months Ended June 30,
	2020	2019	Change		2020	2019	Change
Total revenues	$136,012	$122,843	10.7%		$268,719	$241,104	11.5%
Net Income	$4,132	$721	473.1%		$11,752	$7,685	52.9%
Per Share	$0.15	$0.02	650.0%		$0.42	$0.26	61.5%

Book value per share	$16.67	$14.99	11.2%		$16.67	$14.99	11.2%
Return on equity*	3.6%	0.7%	2.9	pts	5.2%	3.6%	1.6	pts

Underwriting summary
Gross premiums written	$290,432	$254,840	14.0%		$519,534	$465,188	11.7%
Gross premiums earned	$241,792	$229,958	5.1%		$476,508	$458,548	3.9%
Ceded premiums	$(112,735)	$(115,875)	(2.7)%		$(221,445)	$(234,774)	(5.7)%
Net premiums earned	$129,057	$114,083	13.1%		$255,063	$223,774	14.0%

Ceded premium ratio	46.6%	50.4%	(3.8	)pts	46.5%	51.2%	(4.7	)pts

Ratios to Net Premiums Earned:
Loss ratio	61.1%	65.1%	(4.0	)pts	57.7%	61.0%	(3.3	)pts
Expense ratio	38.9%	39.9%	(1.0	)pts	40.0%	40.3%	(0.3	)pts
Combined ratio	100.0%	105.0%	(5.0	)pts	97.6%	101.3%	(3.7	)pts

* Return on equity represents annualized net income for the period divided by average stockholders’ equity during the period.

Note: Percentages and sums in the table may not recalculate precisely due to rounding.

Ratios

Ceded premium ratio represents ceded premiums as a percentage of gross premiums earned.

Net loss ratio represents net losses and loss adjustment expenses (“LAE”) as a percentage of net premiums earned.

Net expense ratio represents policy acquisition costs (“PAC”) and general and administrative (“G&A”) expenses as a percentage of net premiums earned. Ceding commission income is reported as a reduction of PAC and G&A expenses.

Net combined ratio represents the sum of net losses and LAE, PAC and G&A expenses as a percentage of net premiums earned. The net combined ratio is a key measure of underwriting performance traditionally used in the property and casualty industry. A combined ratio under 100% generally reflects profitable underwriting results.

Quarterly Financial Results

Second quarter 2020 net income was $4.1 million, up from $0.7 million in the prior year quarter. The increase primarily reflects higher net premiums earned, lower net loss and expense ratios and a lower effective tax rate, partly offset by lower investment gains.

Gross premiums written of $290.4 million, up 14.0% year-over-year, including 69.0% commercial residential growth, 11.3% personal residential growth outside Florida and 6.1% personal residential growth in Florida.

Premiums-in-force were $994.6 million in second quarter 2020, representing a 15.3% annualized growth rate from first quarter 2020. The increase stems from the same items impacting gross premiums written.

Gross premiums earned were $241.8 million in second quarter 2020, up 5.1% from $230.0 million in the prior year quarter. The increase reflects higher gross premiums written over the last twelve months.

The ceded premium ratio was 46.6% in second quarter 2020, down 3.8 points from 50.4% in the prior year quarter. The decrease is primarily attributable to a reduction in the cost of our 2019-2020 catastrophe reinsurance program and a reduction in overall quota share reinsurance coverage, partly offset by the higher cost of our 2020-2021 catastrophe reinsurance program.

The net loss ratio was 61.1% in second quarter 2020, down 4.0 points from 65.1% in the prior year quarter. The decrease primarily stems from higher favorable prior year reserve development and a lower ceded premium ratio, partly offset by lower income from vertically integrated operations and a higher current accident year weather net loss ratio.

The net expense ratio was 38.9% in second quarter 2020, down 1.0 point from 39.9% in the prior year quarter. The decrease primarily stems from modestly lower net PAC and G&A ratios, which benefited from a lower ceded premium ratio.

The net combined ratio was 100.0% in second quarter 2020, down 5.0 points from 105.0% in the prior year quarter. The decrease stems from lower net loss and expense ratios, as described above.

Book Value Analysis

Book value per share increased to $16.67 at June 30, 2020, up 11.2% year-over-year.

	As Of
Book Value Per Share	June 30, 2020	December 31, 2019	June 30, 2019
Numerator:
Common stockholders’ equity	$462,499	$448,799	$438,850

Denominator:
Total Shares Outstanding	27,738,062	28,650,918	29,274,577

Book Value Per Common Share	$16.67	$15.66	$14.99

Conference Call Details:

Tuesday, August 4, 2020 – 8:30 a.m. EDT

Participant Dial-in Numbers Toll Free: 1-888-346-3095

Participant International Dial In: 1-412-902-4258

Canada Toll Free: 1-855-669-9657

Webcast:

To listen to the live webcast, please go to http://investors.heritagepci.com/. This webcast will be archived and accessible on the Company’s website.

HERITAGE INSURANCE HOLDINGS, INC.

Condensed Consolidated Balance Sheets

(Amounts in thousands, except share amounts)

(Unaudited)

	June 30, 2020	December 31, 2019
	(unaudited)
ASSETS
Fixed maturities, available-for-sale, at fair value	$698,277	$587,256
Equity securities, at fair value	1,599	1,618
Other investments	6,374	6,375

Total investments	706,250	595,249
Cash and cash equivalents	288,342	268,351
Restricted cash	11,849	14,657
Accrued investment income	4,833	4,377
Premiums receivable, net	66,188	63,685
Reinsurance recoverable on paid and unpaid claims	374,709	428,903
Prepaid reinsurance premiums	361,256	224,102
Income taxes receivable	4,651	3,171
Deferred policy acquisition costs, net	81,590	77,211
Property and equipment, net	19,998	20,753
Intangibles, net	65,461	68,642
Goodwill	152,459	152,459
Other assets	28,804	18,110

Total Assets	$2,166,390	$1,939,670

LIABILITIES AND STOCKHOLDERS’ EQUITY
Unpaid losses and loss adjustment expenses	$620,718	$613,533
Unearned premiums	529,321	486,220
Reinsurance payable	296,606	156,351
Long-term debt, net	126,056	129,248
Deferred income tax, net	20,957	12,623
Advance premiums	30,870	16,504
Accrued compensation	11,250	5,347
Accounts payable and other liabilities	68,113	71,045

Total Liabilities	$1,703,891	$1,490,871

Commitments and contingencies
Stockholders’ Equity:
Common stock	3	3
Additional paid-in capital	332,037	329,568
Accumulated other comprehensive income	20,263	7,330
Treasury stock	(115,365)	(105,368)
Retained earnings	225,561	217,266

Total Stockholders’ Equity	462,499	448,799

Total Liabilities and Stockholders’ Equity	$2,166,390	$1,939,670

HERITAGE INSURANCE HOLDINGS, INC.

Condensed Consolidated Statements of Operations and Other Comprehensive Income

(Amounts in thousands, except share amounts)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2020	2019	2020	2019
REVENUES:
Gross premiums written	$290,432	$254,840	$519,534	$465,188
Change in gross unearned premiums	(48,640)	(24,882)	(43,026)	(6,640)

Gross premiums earned	241,792	229,958	476,508	458,548
Ceded premiums	(112,735)	(115,875)	(221,445)	(234,774)

Net premiums earned	129,057	114,083	255,063	223,774
Net investment income	3,296	3,830	6,966	7,502
Net realized and unrealized gains (losses)	(38)	1,303	22	2,327
Other revenue	3,697	3,627	6,668	7,501

Total revenues	136,012	122,843	268,719	241,104
EXPENSES:
Losses and loss adjustment expenses	78,869	74,299	147,050	136,438
Policy acquisition costs	30,237	27,087	60,284	53,107
General and administrative expenses	19,943	18,384	41,661	36,988

Total expenses	129,049	119,770	248,995	226,533

Operating income	6,963	3,073	19,724	14,571
Interest expense, net	1,721	1,984	3,688	4,101
Other non-operating loss, net	—	—	—	48

Income before income taxes	5,242	1,089	16,036	10,422

Provision for income taxes	1,110	368	4,284	2,737

Net income	$4,132	$721	$11,752	$7,685

OTHER COMPREHENSIVE INCOME
Change in net unrealized gains on investments	14,823	7,068	16,850	15,104
Reclassification adjustment for net realized investment (gains) losses	38	59	(22)	394
Income tax expense related to items of other comprehensive income	(3,440)	(1,304)	(3,895)	(3,712)

Total comprehensive income	$15,553	$6,544	$24,685	$19,471

Weighted average shares outstanding
Basic	27,876,801	29,346,234	28,212,735	29,442,363

Diluted	27,913,696	29,352,796	28,231,273	29,447,668

Earnings per share
Basic	$0.15	$0.02	$0.42	$0.26
Diluted	$0.15	$0.02	$0.42	$0.26

About Heritage

Heritage Insurance Holdings, Inc. is a super-regional property and casualty insurance holding company headquartered in Clearwater, Florida. Through its insurance subsidiaries and a large network of experienced agents, the Company writes approximately $1 billion of gross personal and commercial residential premium across its multi-state footprint.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. This release includes forward-looking statements relating to (i) the impact of the COVID-19 pandemic on our business, results of operations and financial condition and our ability to navigate the uncertainty and mitigate the impact and (ii) our ability to continue to grow profitably. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation: our ability to comply with our obligations under the new credit facilities, including the financial and other covenants contained therein; the success of the Company’s marketing initiatives; the continued and potentially prolonged impact of the COVID-19 pandemic on the economy, demand for our products and our operations, including measures taken by the governmental authorities to address COVID-19, which may precipitate or exacerbate other risks and/or uncertainties; inflation and other changes in economic conditions (including changes in interest rates and financial markets), including as a result of the COVID-19 pandemic; the impact of new federal and state regulations that affect the property and casualty insurance market; the costs of reinsurance, the collectability of reinsurance and our ability to obtain reinsurance coverage on terms and at a cost acceptable to us; assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; our ability to build and maintain relationships with insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Securities and Exchange Commission on March 10, 2020. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

Investor Contact:

Arash Soleimani, CFA, CPA

Executive Vice President

727.871.0206

Email: asoleimani@heritagepci.com